Exhibit 99.1

Press Release

Star Holdings Reports First Quarter 2026 Results

NEW YORK, May 8, 2026

Star Holdings (NASDAQ: STHO) announced today that it has filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 with the Securities and Exchange Commission.

Net income (loss) attributable to common shareholders for the first quarter was ($10.3 million) and earnings (loss) per share was ($0.85). These results reflect a non-cash adjustment of ($2.2) million which decreased earnings per share by $0.18 with respect to our investment in approximately 13.5 million shares of SAFE based on a mark-to-market at quarter end.

During the first quarter, the Company received two loan repayments, including on a $10.6 million mezzanine loan at the Surfhouse multifamily development in Asbury Park and on a $3.1 million senior mortgage on a New York asset. Additionally, the Company repurchased approximately 0.2 million shares of its outstanding common stock for $2.0 million at an average share price of $8.45.

Further details regarding the Company's results of operations, assets and activities are available in the Company's Form 10-Q for the quarter ended March 31, 2026 which is available for download at the Company's website www.starholdingsco.com or at the Securities and Exchange Commission website www.sec.gov.

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Star Holdings’ (NASDAQ: STHO) portfolio is comprised primarily of interests in the Asbury Park Waterfront, the Magnolia Green residential development projects and other commercial real estate properties and loans that are for sale or otherwise plan to be monetized. Star Holdings also owns shares of Safehold Inc. (NYSE: SAFE). Star Holdings expects to focus on realizing value for shareholders from its portfolio primarily by maximizing cash flows through active asset management and asset sales. Additional information on Star Holdings is available on its website at www.starholdingsco.com.

Company Contact:

Pearse Hoffmann

Senior Vice President

Head of Corporate Finance

T 212.930.9400

E investors@starholdingsco.com

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400

E investors@starholdingsco.com